EXHIBIT 99.2
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Carole Herbstreit (414) 438-6882

Harold L. (Hal) Sirkin Joins Brady Corporation Board of Directors.

MILWAUKEE (February 17, 2015)-Brady Corporation (NYSE:BRC) announced that Harold L. (Hal) Sirkin has joined its Board of Directors, effective immediately. Sirkin, 55, is senior partner and managing director of The Boston Consulting Group (BCG), a global management consulting firm specializing in business strategy. He is an expert on globalization, operations, innovation, and change management.
Sirkin joined BCG in 1981 and has served as the global leader of its operations practice and its information technology and e-commerce practices. He is a frequent expert commentator and contributor to a wide range of media outlets, including all major television networks and leading business publications, and is the author or co-author of several books and numerous business publications.
“Hal Sirkin is intimately familiar with Brady’s businesses, having served as a consultant on several of Brady’s recent strategic planning processes,” said Conrad Goodkind, lead independent director and chair of Brady's corporate governance committee. "During his long career, Hal has provided advice to a number of the world’s most successful companies. His breadth of business expertise will be a real asset as Brady begins its second century of providing products that identify and protect premises, products and people,” Goodkind said.
“Brady is a company with great customers, great products, and great people. I look forward to working with Brady’s leadership team and the other members of the Brady Board to help drive Brady’s long-term success,” said Sirkin.
“Hal’s 30 plus years of experience working across multiple industries will add a valuable perspective to our Board of Directors,” said Brady President and CEO Michael Nauman. “We are excited to welcome Hal to Brady’s board and we are confident that he will make an important and positive impact on Brady and its shareholders.”
Mr. Sirkin is a graduate of the Wharton School of Business and earned his MBA from the University of Chicago. He is a Certified Public Accountant and an adjunct professor at Northwestern's Kellogg School of Management.
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, education, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of August 1, 2014, employed approximately 6,400 people in its worldwide businesses. Brady’s fiscal 2014 sales were approximately $1.23 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.
More information is available on the Internet at www.bradycorp.com.

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